                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

   Richemont Finance S.A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   35 Boulevard Prince Henri
--------------------------------------------------------------------------------
                                    (Street)

   L 1724 Luxembourg
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Hanover Direct, Inc. (HNV)
================================================================================
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4. Statement for Month/Year

   7/98
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [  ] Form filed by one Reporting Person
   [X ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                  4.
                                                                  Securities Acquired (A) or
                                                    3.            Disposed of (D)
                                                    Transaction   (Instr. 3, 4 and 5)
                                      2.            Code          ------------------------------------
1.                                    Transaction   (Instr. 8)                   (A)
Title of Security                     Date          ------------     Amount      or     Price
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)
------------------------------------------------------------------------------------------------------

Common Stock                          7/31/98         X              5,646,490    A     $13,640,796.21
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

======================================================================================================

                                                     6.
                                      5.             Owner-
                                      Amount of      ship
                                      Securities     Form:      7.
                                      Beneficially   Direct     Nature of
                                      Owned at End   (D) or     Indirect
1.                                    of Month       Indirect   Beneficial
Title of Security                     (Instr. 3      (I)        Ownership
(Instr. 3)                            and 4)         (Instr.4)  (Instr. 4)
-------------------------------------------------------------------------

Common Stock                          102,790,657     D
-------------------------------------------------------------------------

-------------------------------------------------------------------------

-------------------------------------------------------------------------

-------------------------------------------------------------------------

-------------------------------------------------------------------------

-------------------------------------------------------------------------

-------------------------------------------------------------------------

-------------------------------------------------------------------------

-------------------------------------------------------------------------

-------------------------------------------------------------------------

-------------------------------------------------------------------------

=========================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                  SEC 1474(7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================



                    2.
                    Conver-                    5.
                    sion                       Number of
                    or                         Derivative        6.
                    Exer-             4.       Securities        Date
                    cise     3.       Trans-   Acquired (A)      Exercisable and
                    Price    Trans-   action   or Disposed       Expiration Date
1.                  of       action   Code     of(D)             (Month/Day/Year)
Title of            Deriv-   Date     (Instr.  (Instr. 3,        -------------------
Derivative          ative    (Month/  8)       4 and 5)          Date      Expira-
Security            Secur-   Day/     ------   ------------      Exer-     tion
(Instr. 3)          ity      Year)    Code V    (A)   (D)        cisable   Date
------------------------------------------------------------------------------------

Warrants            $2.16    7/31/98   X                931,791  10/25/91  8/1/98
------------------------------------------------------------------------------------
Warrants            $2.59    7/31/98   X              1,750,000    7/8/91  8/1/98
------------------------------------------------------------------------------------
Warrants            $1.95    7/31/98   X                279,110  10/25/91  8/1/98
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

====================================================================================

                                                      9.        10.
                                                      Number    Owner-
                                                      of        ship
                                                      Deriv-    of
                    7.                                ative     Deriv-   11.
                    Title and Amount                  Secur-    ative    Nature
                    of Underlying            8.       ities     Secur-   of
                    Securities               Price    Bene-     ity:     In-
                    (Instr. 3 and 4)         of       ficially  Direct   direct
                    --------------------     Deriv-   Owned     (D) or   Bene-
1.                                Amount     ative    at End    In-      ficial
Title of                          or         Secur-   of        direct   Owner-
Derivative                        Number     ity      Month     (I)      ship
Security                          of         (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          Title         Shares     5)       4)        4)       4)
--------------------------------------------------------------------------------

Warrants            Common Stock  1,728,923            0         D
--------------------------------------------------------------------------------
Warrants            Common Stock  3,542,292            0         D
--------------------------------------------------------------------------------
Warrants            Common Stock    375,275            0         D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================

Explanation of Responses:


      /s/ Robert Wessely                                        8/6/98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                  SEC 1474(7-97)

                         Form 4 Joint Filer Information

1.

Name:     Richemont S.A.

Address:  35 Boulevard Prince Henri
          L 1724 Luxembourg

Designated Filer:  Richemont Finance S.A.

Issuer & Ticker Symbol:  Hanover Direct, Inc. (HNV)

Date of Event Requiring Statement:  July 31, 1998

Ownership Form:  Indirect (affiliate)

Signature:  /s/ Robert P. Wessely
            -----------------------------
            By:  Robert P. Wessely
            Its: Attorney-in-Fact


2.

Name:     Richemont Holdings S.A.

Address:  35 Boulevard Prince Henri
          L 1724 Luxembourg

Designated Filer:  Richemont Finance S.A.

Issuer & Ticker Symbol:  Hanover Direct, Inc. (HNV)

Date of Event Requiring Statement:  July 31, 1998

Ownership Form:  Indirect (affiliate)

Signature:  /s/ Robert P. Wessely
            -----------------------------
            By:  Robert P. Wessely
            Its: Attorney-in-Fact


                              Page # 3 of # 4 pages

3.

Name:     Compagnie Financiere Richemont AG

Address:  Rigistrasse 2
          6300 Zug Switzerland

Designated Filer:  Richemont Finance S.A.

Issuer & Ticker Symbol:  Hanover Direct, Inc. (HNV)

Date of Event Requiring Statement:  July 31, 1998

Ownership Form:  Indirect (affiliate)

Signature:  /s/ Robert P. Wessely
            -----------------------------
            By:  Robert P. Wessely
            Its: Attorney-in-Fact


4.

Name:     Compagnie Financiere Rupert

Address:  Rigistrasse 2
          6300 Zug Switzerland

Designated Filer:  Richemont Finance S.A.

Issuer & Ticker Symbol:  Hanover Direct, Inc. ("HNV")

Date of Event Requiring Statement:  July 31, 1998

Ownership Form:  Indirect (affiliate)

Signature:  /s/ Robert P. Wessely
            -----------------------------
            By:  Robert P. Wessely
            Its: Attorney-in-Fact


                              Page # 4 of # 4 pages